Exhibit 24
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc Grandisson and François Morin as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Arch Capital Group Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2018 and any and all amendments and supplements thereto, and to file the same with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Marc Grandisson Marc Grandisson	President and Chief Executive Officer (Principal Executive Officer)	February 28, 2019
/s/ François Morin François Morin	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	February 28, 2019
/s/ Constantine Iordanou Constantine Iordanou	Chairman of the Board	February 28, 2019
/s/ John L. Bunce, Jr. John L. Bunce, Jr.	Director	February 28, 2019
/s/ Eric W. Doppstadt Eric W. Doppstadt	Director	February 28, 2019
/s/ Laurie S. Goodman Laurie S. Goodman	Director	February 28, 2019
/s/ Yiorgos Lillikas Yiorgos Lillikas	Director	February 28, 2019
/s/ Louis J. Paglia Louis J. Paglia	Director	February 28, 2019
/s/ John M. Pasquesi John M. Pasquesi	Director	February 28, 2019
/s/ Brian S. Posner Brian S. Posner	Director	February 28, 2019
/s/ Eugene S. Sunshine Eugene S. Sunshine	Director	February 28, 2019
/s/ John D. Vollaro John D. Vollaro	Director	February 28, 2019